Exhibit 99.3

FRANKLIN FINANCIAL CORPORATION

230 Public Square

Franklin, Tennessee 37064

Notice of Special Meeting

to be held on May 3, 2004

NOTICE IS HEREBY GIVEN that Franklin Financial Corporation will hold a special meeting of its shareholders, on May 3, 2004 at 10.00 a.m., Central Standard Time, at Franklin National Bank, Pineapple Meeting Room, 234 Public Square, Franklin, Tennessee. The purpose of the meeting is:

1. to consider and vote on a proposal to approve an affiliation agreement dated as of July 23, 2002 and amended as of September 9, 2002 and as of December 10, 2002 and as of March 27, 2003 among Fifth Third Bancorp, Fifth Third Financial Corporation and Franklin Financial Corporation and approve the related plan of merger dated as of March 27, 2003 among Fifth Third Bancorp, Fifth Third Financial Corporation and Franklin Financial Corporation providing for the merger of Franklin Financial Corporation with and into Fifth Third Financial Corporation. Copies of the affiliation agreement and plan of merger are attached as Annex A and Annex B, respectively, to the proxy statement/prospectus accompanying this notice; and

2. to consider and vote upon such other matters as may properly come before the meeting.

Your board of directors has unanimously adopted the affiliation agreement and plan of merger and recommends you vote “FOR” the proposal.

Only shareholders of record at the close of business on March 30, 2004 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of that meeting. A list of Franklin Financial shareholders entitled to vote at the special meeting will be available for examination by any shareholder at the main office of Franklin Financial during ordinary business hours beginning two days from the date of this notice and continuing until the date of the special meeting, as well as at the special meeting.

Your vote is very important! The affirmative vote of holders of a majority of the issued and outstanding shares of Franklin Financial common stock entitled to vote is required to approve the affiliation agreement and plan of merger. A vote for approval of the affiliation agreement will also constitute a vote for approval of the plan of merger. To ensure that your shares are voted at the special meeting, please sign, date and promptly mail the accompanying proxy card in the enclosed envelope. Any shareholder of record present at this meeting or at any adjournments or postponements of the meeting may revoke his or her proxy and vote personally on each matter brought before the meeting. You may revoke your proxy by following the instructions contained in the accompanying proxy statement/prospectus at any time before it is voted.

Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf. You should also sign, date and mail your proxy at your earliest convenience.

Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the matter proposed for your consideration at the special meeting. Should you have any questions or require assistance, please call George J. Regg, Jr., Franklin Financial’s Executive Vice President, Secretary and General Counsel, at (615) 591-1055.

By Order of the Board of Directors

Gordon E. Inman
Chairman and Chief Executive Officer

March 30, 2004

The board of directors of Franklin Financial Corporation unanimously recommends that you vote “FOR” approval of the affiliation agreement and the plan of merger. Your support is appreciated.